UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 16, 2013

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 7 are not applicable and are therefore omitted.

ITEM 8.01	OTHER EVENTS

As previously reported, Urologix, Inc. (the “Company”) requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) at which it petitioned for continued listing of its common stock pending its return to compliance with all applicable listing requirements. The Company’s stock was subject to delisting due to the Company’s failure to comply with the $1.00 minimum bid price requirement of Rule 5550(a)(2). Further, the Company anticipates non-compliance with the requirement of Rule 5550(b)(1) to maintain at least $2.5 million in shareholders’ equity with the earnings release for the quarter ended March 31, 2013. The Panel hearing was held on March 28, 2013 and both the minimum bid price and shareholders’ equity requirements were at issue.

On April 16, 2013, the Company received a notification that the Panel granted the Company’s request for continued listing on The NASDAQ Stock Market, subject to the following conditions:

1.        On or before June 17, 2013, the Company shall have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.

2.        On July 30, 2013, the Company shall provide the Panel with a written update regarding the status of efforts to comply with the minimum shareholders’ equity requirement, along with an updated timeline for compliance.

3.        On or before September 30, 2013, the Company shall evidence shareholders’ equity above $2.5 million, and satisfy the Panel of its ability to evidence compliance in each of its quarterly reports and annual to be filed through September 30, 2014.

If the Company fails to timely comply with the minimum bid price requirement, it will result in a final delisting determination and the Company’s common stock will thereafter be delisted from The NASDAQ Stock Market. Further, if the Company is unable to comply with all of the other requirements for continued listing on The NASDAQ Stock Market, its common stock may be delisted.

There can be no assurance that the Company will timely satisfy each condition imposed by the Panel or that the Company’s common stock will remain listed on The Nasdaq Capital Market.

On April 17, 2013, the Company issued a press release relating to the Panel’s decision, which is furnished herewith as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
99.1	Press release dated April 17, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/	Brian J. Smrdel
Brian J. Smrdel
Chief Financial Officer

Date: April 17, 2013